 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	January 4, 2013 (January 1, 2013)

CHINA JO-JO DRUGSTORES, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34711	98-0557852
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Room 507-513, 5th Floor, A Building, Meidu Plaza Gongshu District, Hangzhou, Zhejiang Province People’s Republic of China
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	+86 (571) 88077078

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 1.01	Entry into a Material Definitive Agreement.

On January 1, 2013, immediately following the resignation of Mr. Bennet P. Tchaikovsky as described in Item 5.02 below, the registrant entered into a Consulting Services Agreement with Worldwide Officers, Inc. (“WOI”), for which Mr. Tchaikovsky is the principal.  WOI will provide accounting and business services not to exceed 80 hours in exchange for a consulting fee of $12,000; provided that the parties will negotiate for additional compensation if additional service hours are required.  The term of the Consulting Services Agreement is for one year, unless sooner terminated.  The parties may also negotiate to extend the term.

A copy of the foregoing agreement is included with this current report as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Officer and Director

Effective January 1, 2013, Ms. Shuizhen Wu and Messrs. Chong’an Jin, Tchaikovsky, Xiaomeng Yu and Baowen Zhao resigned from the registrant’s board of directors (the “Board”), and Ms. Shuizen Wu and Messrs. Xiaomeng Yu and Baowen Zhao also from their respective positions on the Board’s audit, compensation and nominating committees.  The decision by these directors to resign from their respective positions was not the result of any material disagreement with the registrant on any matter relating to the registrant’s operations, policies or practices.

Appointment of Director

Effective January 1, 2013, Mr. Taihong Guo was appointed to the Board and to its audit, compensation and nominating committees.

Since December 2012, Mr. Guo has been the President of the Zhejiang Province Pharmaceutical Industry Association, which has over 300 local pharmaceutical enterprises as members, and serves as a bridge between its members and the Zhejiang Food and Drug Administration (“FDA”).  He was previously the Chief of the Hangzhou FDA from January 2003 to September 2009, and an Inspector from September 2009 to June 2012.  From February 2010 to January 2012, he also chaired the Board of Supervisors at three private companies in Hangzhou: Hangzhou Industrial Assets Management Co., Ltd., a state-owned asset management company, Hangzhou Qingcunbao Group Co., Ltd., a leading supplier of traditional Chinese medicine and nutritional supplements throughout China, and Hangzhou Information Technology Co., Ltd., a state-owned asset management focusing on technology companies.  None of these companies is related to or affiliated with the registrant.  Mr. Guo holds a bachelor degree in automotive designs from Jiangsu University (formerly Zhengjiang Nongji Institute), an associate degree in law from the Open University of China, Zhejiang Campus, and a bachelor degree in business management from the Central Party School.  The Board has determined that Mr. Guo should serve as a director given his experience with and working knowledge of the Hangzhou FDA, as well as his considerable contacts within the pharmaceutical industry in Hangzhou.

In connection with the foregoing appointment, the registrant and Mr. Guo entered into a letter agreement dated as of January 1, 2013, pursuant to which Mr. Guo will receive an annualized cash compensation of $6,000, payable in monthly installments on the end date of each month commencing on January 1, 2013.  Mr. Guo is also entitled to be included as an insured under the registrant’s directors and officers insurance policy.  A copy of the foregoing agreement is included with this current report as Exhibit 99.2.

There are no transactions between the registrant and Mr. Guo that would require disclosure under Item 404(a) of Regulation S-K.

Concurrently with Mr. Guo’s appointment, the Board also made new committee appointments.  Mr. Yuehai Ke, who chairs the compensation committee and serves on the audit committee, will now also chair the nominating committee.  Ms. Zhimin Su, who chairs the audit committee, was appointed to the compensation and nominating committees.

Item 8.01	Other Events.

On January 4, 2013, the registrant issued a press release, a copy of which is attached hereto as Exhibit 99.3, and the information in Exhibit 99.3 is incorporated herein by reference.

The information in Item 8.01 in this current report on Form 8-K and Exhibit 99.3 attached hereto shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statement and Exhibits.

(d)	EXHIBITS

Exhibit Number	Description
99.1	Consulting Services Agreement between the registrant and Worldwide Officers, Inc. dated as of January 1, 2013
99.2	Letter Agreement between the registrant and Taihong Guo dated as of January 1, 2013
99.3	Press release dated January 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHINA JO-JO DRUGSTORES, INC.
Date:	January 4, 2013	(Registrant)

		By:	/s/ Ming Zhao
Ming Zhao
Chief Financial Officer